Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

12% CONVERTIBLE PREFERRED STOCK

of

HECLA MINING COMPANY.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

The undersigned, [            ] of Hecla Mining Company, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations (this “Certificate”) and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors by the Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Restated Certificate of Incorporation (which authorizes 5,000,000 shares of Preferred Stock, par value $0.25 per share (the “Preferred Stock”)), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of new Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

(1) Number and Designation. [             (            )] shares of the Preferred Stock of the Corporation shall be designated as “12% Convertible Preferred Stock” the (“12% Convertible Preferred Stock”).

(2) Certain Definitions. As used in this Certificate, the following terms shall have the meanings defined in this Section 2:

“12% Convertible Preferred Stock” shall have the meaning set forth in Section 1.

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Certificate” shall have the meaning set forth in the recitals.

“Change-of-Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (excluding any disposition in connection with a public offering or to widely dispersed institutional purchasers); (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires more than fifty percent (50%) of the voting equity of the Corporation; (e) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Securities Exchange Act of 1934, as amended and the regulations of the Commission issued thereunder).

“Closing Price” of the Common Stock or any securities distributed in a Spin-Off, as the case may be, means, as of any date of determination:

(a) the closing price on that date or, if no closing price is reported, the last reported sale price, of shares of the Common Stock or such other securities on the New York Stock Exchange on that date; or

(b) if the Common Stock or such other securities are not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded or, if no closing price is reported, the last reported sale price of shares of the Common Stock or such other securities on the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded on that date; or

(c) if the Common Stock or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for the Common Stock or such other securities in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

(d) if the Common Stock or such other securities are not so quoted by Pink Sheets LLC or a similar organization, the market price of the Common Stock or such other securities on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For the purposes of this Certificate, all references herein to the closing price and the last reported sale price of the Common Stock on the New York Stock Exchange shall be such closing price and last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing price and the last reported sale price on the website of the New York Stock Exchange shall govern.

“Common Stock” as used in this Certificate means the Corporation’s common stock, par value $0.25 per share, as the same exists at the date of filing of this Certificate relating to the 12% Convertible Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

“Conversion Date” shall have the meaning set forth in Section 4(d).

“Conversion Price” shall mean the conversion price per share of Common Stock for which the 12% Convertible Preferred Stock is convertible, as such Conversion Price may be adjusted as provided herein. The initial Conversion Price will be $[            ].

“Conversion Rate” shall have the meaning set forth in Section 8 hereof.

“Convertible Preferred Stock” shall have the meaning set forth in the Credit Agreement.

“Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

“Corporation” shall have the meaning set forth in the recitals.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 16, 2008 (as amended, supplemented or otherwise modified from time to time), of the Corporation.

“Current Market Price” per share of Common Stock on any date means for the purposes of determining an adjustment to the Conversion Rate:

(a) for purposes of adjustments pursuant to Section 12(a)(ii), Section 12(a)(iv)(A) in the event of an adjustment not relating to a Spin-Off, and Section 12(a)(v), the average of the Closing Prices over the five consecutive Trading Day period ending on the Trading Day preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(b) for purposes of adjustments pursuant to Section 12(a)(iv)(B) in the event of an adjustment relating to a Spin-Off, the average of the Closing Prices over the first ten consecutive Trading Days commencing on and including the fifth Trading Day following the Ex-Date for such distribution; and

(c) for purposes of adjustments pursuant to Section 12(a)(vi), the average of the Closing Prices over the five consecutive Trading Day period ending on the seventh Trading Day after the Expiration Date of the tender offer or exchange offer.

“Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.

“Dividend Period” means the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the Issue Date and will end on and exclude the next Dividend Payment Date.

“Dividend Rate” shall have the meaning set forth in Section 4.

“Exchange Property” shall have the meaning set forth in Section 12(e).

“Ex-Date” when used with respect to any issuance or distribution, means the first date on which shares of the Common Stock trade without the right to receive such issuance or distribution.

“Expiration Date” shall have the meaning set forth in Section 12(a)(vi).

“Expiration Time” shall have the meaning set forth in Section 12(a)(vi).

“Fair Market Value” means the fair market value as reasonably determined in good faith by the Board of Directors.

“Holder” means the person in whose name the shares of the 12% Convertible Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of 12% Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Issue Date” shall mean [            ], the original date of issuance of the 12% Convertible Preferred Stock.

“Junior Stock” means the Common Stock, our Series A Junior Participating Preferred Stock, $0.25 par value per share, and each other class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the 12% Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Preference” means, as to the 12% Convertible Preferred Stock, $100.00 per share.

“Loans” shall have the meaning as set forth in the Credit Agreement.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, or the Secretary of the Corporation.

“Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

“Parity Stock” means the Series B Cumulative Convertible Preferred Stock, $0.25 par value per share, the 6.5% Mandatory Convertible Preferred Stock, $0.25 par value per share, any subsequent issuance of Convertible Preferred Stock pursuant to the Credit Agreement, and each other class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the 12% Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” shall have the meaning set forth in the recitals.

“Record Date” means March 15, June 15, September 15, and December 15, immediately preceding the April 1, July 1, October 1, and January 1, respectively, Dividend Payment Date. These Record Dates shall apply regardless of whether a particular Record Date is a Business Day.

“Record Holder” means a Holder of record of the 12% Convertible Preferred Stock as such Holder appears on the stock register of the Corporation at 5:00 p.m., New York City time, on a Record Date.

“Redemption Date” shall have the meaning set forth in Section 9 hereof.

“Reorganization Event” shall have the meaning set forth in Section 12(e).

“Restated Certificate of Incorporation” shall have the meaning set forth in the recitals.

“Senior Stock” means any class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank senior to the 12% Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Shelf Registration Statement” shall mean a shelf registration statement filed with the Securities and Exchange Commission pursuant to Rule 415 under the Securities Act of 1933, as amended.

“Spin-Off” means a dividend or other distribution of shares to all or substantially all holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of the Corporation.

“Trading Day” means a day on which the Common Stock:

(a) is not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

(b) has traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” shall initially mean [            ], the Corporation’s duly appointed transfer agent, registrar, and conversion and dividend disbursing agent for the 12% Convertible Preferred Stock.

“Voting Rights Class” shall have the meaning set forth in Section 6 hereof.

“Voting Rights Triggering Event” shall mean the failure of the Corporation to pay dividends on the 12% Convertible Preferred Stock with respect to six or more Dividend Periods (whether or not consecutive).

(3) Ranking. The 12% Convertible Preferred Stock will, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation rank (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Senior Stock and the Corporation’s existing and future indebtedness.

(4) Dividends. (a) Holders of shares of outstanding 12% Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, or an authorized committee of the Board of Directors, out of funds of the Corporation legally available therefor, cumulative dividends at the rate per annum of 12% per share on the sum of the Liquidation Preference plus all accrued and unpaid dividends thereon from and including the Issuance Date (the “Dividend Rate”). The Dividend Rate on accrued but unpaid dividends shall be compounded quarterly on January 1, April 1, July 1 and October 1 of each year.

Dividends shall be payable in arrears on each Dividend Payment Date (commencing on the first Dividend Payment Date) for the Dividend Period ending immediately prior to such Dividend Payment Date to the Record Holders of 12% Convertible Preferred Stock on the Record Date applicable to such Dividend Payment Date. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date, whether or not in any Dividend Period(s) there shall have been funds of the Corporation legally available for the payment of such dividends.

Dividends payable for each full Dividend Period will be computed by dividing the Dividend Rate by four. Dividends payable for any period other than a full Dividend Period shall be computed on the basis of the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months).

(b) No dividend shall be declared or paid upon any outstanding share of 12% Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods shall have been declared and paid upon all outstanding shares of 12% Convertible Preferred Stock.

(c) Holders of shares of 12% Convertible Preferred Stock shall not be entitled to any dividends on the 12% Convertible Preferred Stock in excess of full cumulative dividends.

(d) Dividends on any share of 12% Convertible Preferred Stock converted to Common Stock shall cease to accumulate on the date of its conversion (the “Conversion Date”) to Common Stock pursuant to this Certificate or the Redemption Date (provided the Corporation has not defaulted on paying the redemption price on the Redemption Date).

(e) The Corporation shall disclose in its annual and quarterly reports on Form 10-K and Form 10-Q, respectively, filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the amount of any accumulated and unpaid dividends on 12% Convertible Preferred Stock for Dividend Periods ending prior to the last date of the relevant quarterly or annual period as to which such report relates.

(f) Each payment of a declared dividend on the 12% Convertible Preferred Stock shall be made in cash.

(5) Payment Restrictions. (a) Unless all accumulated and unpaid dividends on 12% Convertible Preferred Stock for all prior Dividend Periods shall have been paid in full, the Corporation shall not:

(i)	declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

(ii)

redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (A) upon conversion or exchange for other Junior Stock, (B) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock, or (C) the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees upon termination of employment or service with the Corporation or any of its subsidiaries;

(iii)	except as provided in Section 5(b), declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than (A) dividends or distributions in the form of Parity Stock or Junior Stock or (B) cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

(iv)	redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

(b) When dividends are not paid in full upon the shares of 12% Convertible Preferred Stock, all dividends declared on 12% Convertible Preferred Stock and any other Parity Stock shall be paid either:

(i)	pro rata so that the amount of dividends so declared on the shares of 12% Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of 12% Convertible Preferred Stock and such class or series of Parity Stock bear to each other; or

(ii)	on another basis that is at least as favorable to the Holders of 12% Convertible Preferred Stock entitled to receive such dividends.

(6) Voting Rights. (a) The Holders of 12% Convertible Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:

(i)	If and whenever at any time or times a Voting Rights Triggering Event occurs, then the Holders of shares of 12% Convertible Preferred Stock, voting separately as a single class with any Parity Stock having similar voting rights that are exercisable (the “Voting Rights Class”), shall be entitled at the Corporation’s next regular or special meeting of shareholders of the Corporation to elect two additional directors to the Board of Directors. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors.

(ii)	Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at each such annual meeting at which any of such two directorships shall be vacant or expiring until such time as all dividends in arrears on the shares of 12% Convertible Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 6(a)(i) shall terminate. So long as the Corporation’s Certificate of Incorporation provides for a classified board, such additional directors shall be elected for terms of one, two or three years so as to cause the number of directors in each class to be as nearly equal in number as possible.

(iii)

At any time when voting rights pursuant to Section 6(a)(i) shall have vested and be continuing in Holders of 12% Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, the Board of Directors may call, and, upon written request of the Holders of record of at least 25% of the outstanding shares of 12% Convertible Preferred Stock addressed to the chairman of the Board of Directors shall call, a special meeting of the holders of shares of the Voting Rights Class (voting separately as a single class with any Parity Stock having similar rights that are exercisable) for the purpose of electing the directors that such holders are entitled to elect. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 6(a)(iii), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of shareholders in which such case, the election of directors pursuant to Section 6(a)(i) shall be held at such annual meeting of shareholders.

(iv)	At any meeting at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than 50% in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of the Voting Rights Class constituting a majority of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(v)	Any director elected pursuant to the voting rights created under this Section 6(a) shall hold office until the next annual meeting of shareholders at which such director’s class is being elected (unless such term has previously terminated pursuant to Section 6(a)(ii)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 6(a), or, if no such special meeting is called, at the next annual meeting of shareholders.

(vi)	So long as any shares of 12% Convertible Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of 12% Convertible Preferred Stock and all other shares of the Voting Rights Class, voting separately as a single class, in person or by proxy, at an annual meeting of the Corporation’s shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Restated Certificate of Incorporation or this Certificate if the amendment would amend, alter or affect the powers, preferences or rights of 12% Convertible Preferred Stock so as to adversely affect the Holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock.

(vii)	In exercising the voting rights set forth in this Section 6(a), each share of 12% Convertible Preferred Stock and any other shares of the Voting Rights Class participating in the votes described above shall be in proportion to the liquidation preference of such share.

(b) The Corporation may authorize, increase the authorized amount of, or issue any shares of any class or series of Parity Stock or Junior Stock, without the consent of the Holders of 12% Convertible Preferred Stock, and in taking such actions the Corporation shall not be deemed to have affected adversely the powers, preferences or rights of Holders of shares of 12% Convertible Preferred Stock.

(7) Liquidation, Dissolution or Winding-Up. (a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder of 12% Convertible Preferred Stock shall be entitled to receive the Liquidation Preference plus an amount equal to accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Corporation available for distribution to its shareholders, after satisfaction of liabilities owed to the Corporation’s creditors and distributions to holders of Senior Stock, and before any payment or distribution is made on any Junior Stock, including, without limitation, Common Stock.

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.

(c) After the payment to the Holders of the shares of 12% Convertible Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of 12% Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) If upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the Liquidation Preference plus an amount equal to accumulated and unpaid dividends of the 12% Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the 12% Convertible Preferred stock and the Parity Stock will share equally and ratably in any distribution of the Corporation’s assets in proportion to the respective liquidation preference and an amount equal to the accumulated and unpaid dividends to which such holders are entitled.

(8) Conversion. Holders of shares of 12% Convertible Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

(a) Subject to and upon compliance with the provisions of this Section 8, a holder of shares of 12% Convertible Preferred Stock shall have the right, at his or her option, at any time after the Issue Date, to convert such shares into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the sum of the aggregate Liquidation Preference of such shares plus all accrued and unpaid dividends thereon by the Conversion Price (such number of shares, the “Conversion Rate”) by surrendering such shares to be converted as provided herein; provided, however, that the right to convert shares called for redemption shall terminate at the close of business on the date preceding the Redemption Date, unless the corporation shall default in making payment of the cash payable upon such redemption. Certificates will be issued for the remaining shares of 12% Convertible Preferred Stock in any case in which fewer than all of the shares of 12% Convertible Preferred Stock represented by a certificate are converted.

(b) In order to exercise the conversion right, the holder of shares of 12% Convertible Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert 12% Convertible Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of 12% Convertible Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in the form reasonably satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(c) Holders of shares of 12% Convertible Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, shares of 12% Convertible Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of 12% Convertible Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of 12% Convertible Preferred Stock for conversion, but such dividend amount shall not be deemed accumulated and unpaid for purposes of calculating the conversion hereunder. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

(d) As promptly as practicable after the surrender of certificates for shares of 12% Convertible Preferred Stock as aforesaid, the Corporation shall issue and deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 8, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in this Section 8.

(e) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of 12% Convertible Preferred Stock shall have been surrendered and such notice (and if applicable payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Rate in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation.

(f) In the event that a Holder of shares of 12% Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such 12% Convertible Preferred Stock should be registered or the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder of such 12% Convertible Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

(9) Redemption.

(a) The Corporation shall redeem all outstanding 12% Convertible Preferred Stock [on the date that is the five-year anniversary of the Effective Date], at a price equal to the sum of 100% of the Liquidation Preference plus all accumulated and unpaid dividends thereon, from and including the Issue Date.

(b) Upon the occurrence of a Change-of-Control of the Corporation, shares of the 12% Convertible Preferred Stock shall be redeemable at the option of a Holder thereof at a price equal to 101% of the Liquidation Preference plus all accumulated and unpaid dividends thereon, from and including the Issue Date, by delivery of a notice to the Corporation that the Holder elects to have the Corporation redeem all or a portion of its shares of 12% Convertible Preferred Stock in accordance with Section 9(b) hereof. Upon its receipt of the Holder’s notice referred to in the immediately preceding sentence, the Corporation shall set a Redemption Date as soon as practicable (and notify the Holder thereof in the manner provided in Section 9(e) hereof, except that the Corporation shall so notify the Holder within 10 days from the Corporation’s receipt of the Holder’s notice); provided that in any event the Corporation shall not set such Redemption Date for a date that is later than the earlier of (i) 10 days prior to the Change-of-Control or, if such Change-of-Control was not authorized by the Corporation’s Board of Directors at least 15 days prior to the Change-of-Control, as soon as is practicable prior to the Change-of-Control, or (ii) 30 days from the receipt of the Corporation of the Holder’s notice. The Corporation shall provide the Holders notice of the Change-of-Control at least 45 days prior to the Change-of-Control or, if such time frame is not practicable under the circumstances, as soon as is practicable.

(c) Subject to the immediately succeeding sentence, the shares of 12% Convertible Preferred Stock shall be redeemable at the option of the Corporation, in whole, or, from time to time, in part, out of funds legally available for such purpose, at any time, as follows:

(i) from the Issue Date through March 31, 2011, at a price equal to 103% of the sum of the Liquidation Preference plus all accumulated and unpaid dividends thereon, from and including the Issue Date;

(ii) from April 1, 2011 through March 31, 2012, at a price equal to 102% of the sum of the Liquidation Preference plus all accumulated and unpaid dividends thereon, from and including the Issue Date;

(iii) from April 1, 2012 through March 31, 2013, at a price equal to 101% of the sum of the Liquidation Preference plus all accumulated and unpaid dividends thereon, from and including the Issue Date; and

(iv) from April 1, 2013 and thereafter, at a price equal to 100% of the sum of the Liquidation Preference plus all accumulated and unpaid dividends thereon, from and including the Issue Date;

Notwithstanding the foregoing sentence, the Corporation shall not have the right to redeem the 12% Convertible Preferred Shares pursuant to the foregoing sentence in the event that any Loans under the Credit Agreement are then outstanding.

(d) If fewer than all of the outstanding shares of 12% Convertible Preferred Stock are to be redeemed pursuant to Section 9(c) hereof, the number of shares to be so redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

(e) At least 45 days, but not more than 75 days, prior to the date fixed for the redemption of shares of 12% Convertible Preferred Stock, a written notice shall be mailed in postage prepaid envelope to each holder of record of the shares of 12% Convertible Preferred Stock to be redeemed, addressed to such holder at his or her post office address as shown on the records of the Corporation, notifying such holder that its shares are subject to redemption, stating the date fixed for redemption thereof (the “Redemption Date”), and calling upon such holder to surrender to the Corporation, on the Redemption Date at the place designated in such notice, his or her certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date, such holder of shares of 12% Convertible Preferred Stock to be redeemed shall present and surrender his or her certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and such surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

From and after the Redemption Date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Convertible Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including an amount equal to all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever; provided however, in the case of the Redemption Date falling after a dividend payment record date and prior to the related Dividend Payment Date, the holders of Convertible Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares following such dividend payment record date, but such dividend amount shall not be deemed accumulated and unpaid for purposes of calculating the redemption price hereunder.

At its election, the Corporation, prior to the Redemption Date, may deposit the redemption price (including an amount equal to all accrued and unpaid dividends up to the Redemption Date) of the shares of 12% Convertible Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company having a capital surplus and undivided profits aggregating not less than $50,000,000) in the borough of Manhattan, city and state of New York, or in any other city in which the corporation at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of shares of 12%

Convertible Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) shall specify the office of such bank or trust company as the place of payment of the redemption price and (iii) shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including an amount equal to all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of 12% Convertible Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

If a notice of redemption has been given pursuant to this section 9 and any holder of shares of 12% Convertible Preferred Stock shall, prior to the close of business on the day preceding the Redemption Date, given written notice to the corporation pursuant to Section 8 above of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 8 above), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 8 above, and any moneys set aside by the Corporation for the redemption of such shares of converted 12% Convertible Preferred Stock shall revert to the general funds of the Corporation.

(10) Reservation of Common Stock. (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of 12% Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of 12% Convertible Preferred Stock then outstanding. For purposes of this Section 10(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of 12% Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of 12% Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the 12% Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the 12% Convertible Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority. Without limiting the foregoing, the Corporation hereby covenants and agrees that it shall use its reasonable best efforts to (i) file as soon as practicable (but in any event within 90 days of the Issue Date) a Shelf Registration Statement with respect to the resale of Common Stock issuable upon conversion of the 12% Convertible Preferred Stock, (ii) cause such registration statement to become effective within 180 days of the Issue Date, and (iii) maintain the effectiveness of such registration statement until the earlier of such time as all such shares are freely tradable by the holders thereof without registration or two years from the date in which all Holders of the 12% Convertible Preferred Stock will have exercised their conversion rights with respect to all of their shares and have been issued Common Stock in connection therewith; provided that, if the Corporation is not eligible to register the resale of shares by a Holder on Form S-3, at a Holder’s request, registration shall be effected on Form S-1 (or any applicable successor form).

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other U.S. national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the 12% Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of 12% Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the 12% Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

(11) Fractional Shares. (a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of 12% Convertible Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock on the second Trading Day immediately preceding the Conversion Date.

(c) If more than one share of the 12% Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the 12% Convertible Preferred Stock so surrendered.

(12) Anti-Dilution Adjustments to the Conversion Rate. (a) The Conversion Rate shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation issues Common Stock to all or substantially all of the holders of Common Stock as a dividend or other distribution, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution will be divided by a fraction:

(A)	the numerator of which is the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

(B)	the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (i) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to the Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (i), the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Corporation.

(ii) Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such rights or warrants will be increased by multiplying the Conversion Rate by a fraction:

(A)	the numerator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock issuable pursuant to such rights or warrants, and

(B)	the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price.

Any adjustment made pursuant to this clause (ii) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (ii) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, the Fair Market Value thereof). For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any such rights or warrants in respect of shares of Common Stock held in treasury by the Corporation.

(iii) Subdivisions and Combinations of the Common Stock. If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, the Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

(A)	the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

(B)	the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (iii) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(iv) Debt or Asset Distribution. (A) If the Corporation distributes to all or substantially all holders of Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding (1) any dividend or distribution covered by Section 12(a)(i), (2) any rights or warrants covered by Section 12(a)(ii), (3) any dividend or distribution covered by Section 12(a)(v) and (4) any Spin-Off to which the provisions set forth in Section 12(a)(iv)(B) apply), the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

1.	the numerator of which is the Current Market Price, and

2.	the denominator of which is the Current Market Price minus the Fair Market Value on such date fixed for determination of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of Common Stock.

(B) In the case of a Spin-Off, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

1.	the numerator of which is the sum of the Current Market Price and the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock as of the fifteenth Trading Day after the Ex-Date for such distribution (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the average of the Closing Prices of such securities for the 10 consecutive Trading Day period ending on such fifteenth Trading Day), and

2.	the denominator of which is the Current Market Price.

Any adjustment made pursuant to this clause (iv) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In the event that such distribution described in this clause (iv) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to the Conversion Rate is required under this clause (iv) during any conversion period in respect of shares of 12% Convertible Preferred Stock that have been tendered for conversion, delivery of the shares of Common Stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

(v) Cash Distributions. If the Corporation distributes cash to all or substantially all holders of Common Stock, (excluding any (1) any cash that is distributed in a Reorganization Event to which Section 12(e) applies, (2) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation or (3) any consideration payable in as part of a tender or exchange offer by the Corporation or any subsidiary of the Corporation), the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

(A)	the numerator of which is the Current Market Price, and

(B)	the denominator of which is the Current Market Price minus the amount per share of such distribution.

Any adjustment made pursuant to this clause (v) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In the event that any distribution described in this clause (v) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Rate which would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any subsidiary of the Corporation successfully completes a tender or exchange offer pursuant to a Schedule TO or Registration Statement on Form S-4 for Common Stock (excluding any securities convertible or exchangeable for Common Stock), where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Expiration Date”) will be multiplied by a fraction:

(A)	the numerator of which shall be equal to the sum of:

a.	the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date; and

b.	the product of the Current Market Price and the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “ Expiration Time”) on the Expiration Date; and

(B)	the denominator of which shall be equal to the product of:

1.	the Current Market Price; and

2.	the number of shares of Common Stock outstanding immediately prior to the Expiration Time on the Expiration Date.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after 5:00 p.m., New York City time, on the Expiration Date. In the event that the Corporation or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi). If an adjustment to the Conversion Rate is required pursuant to this clause (vi) during any settlement period in respect of shares of 12% Convertible Preferred Stock that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).

(vii) In cases where the Fair Market Value of assets (including cash), debt securities or certain rights, warrants or options to purchase securities of the Corporation as to which Section 12(a)(iv)(A) and Section 12(a)(v) apply, applicable to one share of Common Stock, distributed to stockholders equals or exceeds the average of the Closing Prices of the Common Stock over the five consecutive Trading Day period ending on the Trading Day before the Ex-Date for such distribution, rather than being entitled to an adjustment in the Conversion Rate, Holders of 12% Convertible Preferred Stock shall be entitled to receive upon conversion, in addition to a number of shares of Common Stock equal to the applicable conversion rate in effect on the applicable Conversion Date, the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted its shares of 12% Convertible Preferred Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution calculated by multiplying the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution by the number of shares of Common Stock equal to the Conversion Rate in effect on the applicable Conversion Date.

(viii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any 12% Convertible Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate shall be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in Section 12(a)(iv), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Adjustment for Tax Reasons. The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 12, as the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to the Conversion Rate.

(c) Calculation of Adjustments. (i) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this Section 12(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the Conversion Rate in connection with cash dividends paid by the Corporation, the Conversion Rate shall be adjusted regardless of whether such aggregate adjustments amount to one percent or more of the Conversion Rates no later than March 15 of each calendar year; provided, further that on the Conversion Date adjustments to the Conversion Rate shall be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(i) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment. In addition, the applicable Conversion Rate shall not be adjusted:

(A)	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B)	upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date; or

(D)	for a change in the par value or no par value of the Common Stock.

(d) Notice of Adjustment. Whenever the Conversion Rates are to be adjusted, the Corporation shall:

(i) compute such adjusted Conversion and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of 12% Convertible Preferred Stock of the occurrence of such event; and

(iii) as soon as practicable following the determination of such adjusted Conversion Rate, provide, or cause to be provided, to the Holders of 12% Convertible Preferred Stock a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth such adjusted Conversion Rate.

(e) Reorganization Events. In the event of:

(i) any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

(iii) any reclassification of Common Stock into securities including securities other than Common Stock; or

(iv) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition),

(each, a “Reorganization Event”), each share of 12% Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders of 12% Convertible Preferred Stock, become convertible into the kind of securities, cash and other property (the “Exchange Property”) that such Holder would have been entitled to receive if such Holder had converted its 12% Convertible Preferred Stock into Common Stock immediately prior to such Reorganization Event. For purposes of the foregoing, the type and amount of consideration that a Holder of 12% Convertible Preferred Stock would have been entitled to receive as a holder of Common Stock in the case of any Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration determined based in part upon any form of shareholder election will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election.

The above provisions of this Section 12(e) shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12(e).

(13) Replacement Stock Certificates. If physical certificates are issued, and any of the 12% Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated 12% Convertible Preferred Stock certificate, or in lieu of and substitution for the 12% Convertible Preferred Stock certificate lost, stolen or destroyed, a new 12% Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of 12% Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such 12% Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(14) Transfer Agent, Registrar, and Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for the 12% Convertible Preferred Stock shall be [            ]. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the 12% Convertible Preferred Stock.

(15) Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Corporation, to its office at [                         (Attention: General Counsel)] or

to the Transfer Agent at its Corporate Trust Office, or other agent of the Corporation designated as permitted by this Certificate, or (ii) if to any Holder of the 12% Convertible Preferred Stock or holder of shares of Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the 12% Convertible Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of 12% Convertible Preferred Stock or shares of Common Stock or other securities issued on account of 12% Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of 12% Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of 12% Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) The Liquidation Preference and the Dividend Rate each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the 12% Convertible Preferred Stock. Such adjustments shall be reasonably determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

HECLA MINING COMPANY

By:

ATTEST:

By:

,